Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-238932 and No. 333-267670) of The Lincoln National Life Insurance Company and in the related Prospectuses of our report dated March 7, 2023 (except for the effect of the restatement disclosed in Note 1, as to which the date is March 30, 2023, and except for the adoption of ASU No. 2018-12 disclosed in Note 3, as to which the date is May 23, 2023), with respect to the consolidated financial statements and financial statement schedules of The Lincoln National Life Insurance Company, included in its Current Report on Form 8-K dated May 23, 2023.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 23, 2023